EXHIBIT 99.1

ATLANTIC AMERICAN CORPORATION REPORTS FIRST QUARTER RESULTS

ATLANTA, Georgia, May 14, 2009 - Atlantic American Corporation (Nasdaq- AAME) today reported net income for the first quarter ended March 31, 2009 of $0.3 million or $.01 per diluted share, compared to a net loss of $1.7 million or $.10 per diluted share in the first quarter of 2008. Total revenue for the first quarter of 2009 decreased to $25.6 million, a decrease of 1.1% from 2008 first quarter revenue of $25.9 million. Premiums for the first quarter of 2009 decreased 1.0% to $22.8 million from $23.0 million for the comparable quarter in 2008. The decrease in premiums for the quarter was due to the extremely competitive marketing and pricing environment particularly in the specialty property and casualty lines of business. Included in the net loss for the quarter ended March 31, 2008, was a loss of $2.2 million or $0.10 per diluted share from discontinued operations, which represented the Company’s regional property and casualty companies that were disposed of on March 31, 2008.

Commenting on the quarter, Hilton H. Howell, Jr., Chairman, president and chief executive officer, stated “The first quarter of 2009 contains a glimpse of what we hope will continue throughout the year and well into the future. Our insurance premiums declined at a much smaller rate than in recent previous quarters; we believe that with our continuing emphasis on not only new business but retaining existing business, we should return to a period of increasing insurance premiums and related revenues. We are also continuing with our focus on our investment portfolio and expense control and believe that even while we navigate through this difficult economic period, with the proper focus on the key parts of our operations, we can continue to grow our operating earnings in future periods.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries. Its principal subsidiaries include American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company and Self-Insurance Administrators, Inc.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties. Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation has filed with the Securities and Exchange Commission.

For further information contact:

John G. Sample, Jr.
Senior Vice President and Chief Financial Officer
Atlantic American Corporation
404-266-5501

Atlantic American Corporation
Financial Data
As of March 31, 2009
(Unaudited; Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2009	2008
Insurance premiums	$ 22,797	$ 23,032
Investment income	2,735	2,690
Realized investment gains, net	13	24
Other income	67	157
Total revenue	25,612	25,903
Insurance benefits and losses incurred	14,880	13,918
Commissions and underwriting expenses	7,518	8,309
Interest expense	721	927
Other	2,186	2,028
Total benefits and expenses	25,305	25,182
Income from continuing operations before income taxes	307	721
Income tax expense	51	297
Income from continuing operations	256	424
Loss from discontinued operations, net of tax	-	(2,166)
Net income (loss)	$ 256	$ (1,742)
Basic income (loss) per common share:
Income from continuing operations	$ 0.01	$ -
Loss from discontinued operations	-	(0.10)
Net income (loss)	$ 0.01	$ (0.10)
Diluted income (loss) per common share:
Income from continuing operations	$ 0.01	$ -
Loss from discontinued operations	-	(0.10)
Net income (loss)	$ 0.01	$ (0.10)

Selected Balance Sheet Data	March 31, 2009	December 31, 2008
Total investments	$ 175,014	$ 173,116
Total assets	251,241	266,609
Insurance reserves and policy funds	123,980	130,774
Debt	41,238	41,238
Total shareholders' equity	71,886	75,414
Book value per common share	2.91	3.06